Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory
contracts


Nuveen Multi-Strategy Income and Growth
Fund formerly known as Nuveen Preferred and Convertible Income Fund
333 102903
811-21293


We hereby incorporate by reference the form of the new Investment Management Agreement and new
Sub-advisory Agreements filed in Proxy materials in the SEC filing on August 27, 2007, under Conformed
Submission Type DEF 14A, accession number
0000950137-07- 013084.